Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard
	663 Highway 60, P.O. Box 807		Director of Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Barbara Miller
Sr. Corporate Communications Manager
(470) 306-9043

Jack Henry Announces Changes to its Board of Directors

MONETT, Mo. – July 1, 2021 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry announced today that it has appointed Curtis Campbell, president of software at Blucora, Inc. to its board of directors and Jack Henry’s current president and chief executive officer, David Foss, as board chair following the retirement of Jack Prim. These appointments are effective July 1, 2021.

Curtis Campbell is president of software at Blucora, Inc. (Nasdaq: BCOR) where he previously served as president of TaxAct. Mr. Campbell brings extensive experience with infrastructure and cloud computing as well as digital development and a keen focus on customer experience from his work with several technology companies. Prior to joining Blucora, Mr. Campbell previously worked with Capital One Financial Corporation as managing vice president of consumer auto and with Intuit Inc. where he was vice president of product management, strategy, analytics, and innovation.
David Foss, president and chief executive officer at Jack Henry, stated, “We are pleased to welcome Curtis to our board of directors. He is a highly respected and seasoned leader with a unique background that includes a track record of achievement in the technology industry combined with a focus on the needs of customers. We are confident Curtis will provide valuable engagement and perspective as we continue to execute on our strategic objectives.”

Mr. Foss, who joined Jack Henry in 1999 when he arranged the sale of BancTec’s financial solutions division to the company, became president in 2014 and CEO in 2016. He has been a member of the Jack Henry board of directors since 2017. After the board vote he noted “Our board is a very talented group of people who come with a wide variety of experiences and backgrounds, so to have been selected as the next board chair by this group is humbling.”

Matt Flanigan, vice chair and lead director of the board, commented, “After a thoughtful and deliberate review process conducted by the board of directors, we are once again combining the positions of CEO and board chair at Jack Henry. Dave is exceptionally well prepared to take on this dual role based upon his outstanding 22 years with the company and his more than 35 years in the financial services industry. Just as we experienced when his predecessor Jack Prim held these joint responsibilities from 2012–2016, the board strongly believes that having Dave serve as both CEO and board chair will be beneficial for our shareholders, customers and employees.”

About Jack Henry & Associates, Inc.
Jack Henry (NASDAQ: JKHY) is a leading SaaS provider primarily for the financial services industry. We are a S&P 500 company that serves approximately 8,500 clients nationwide through three divisions: Jack Henry Banking® provides innovative solutions to community and regional banks; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in cloud-based digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.